Exhibit 99.1

Goldman Sachs BDC, Inc. Reports September 30, 2019 Financial Results and Announces Quarterly Dividend of $0.45 Per Share

Company Release – November 7, 2019

NEW YORK — (BUSINESS WIRE) — Goldman Sachs BDC, Inc. (“GS BDC” or the “Company”) (NYSE: GSBD) today reported financial results for the third quarter ended September 30, 2019 and filed its Form 10-Q with the U.S. Securities and Exchange Commission.

QUARTERLY HIGHLIGHTS

•	Net investment income for the quarter ended September 30, 2019 was $0.47 per share, equating to an annualized net investment income yield on book value of 11.1%;

•	The Company announced a fourth quarter dividend of $0.45 per share payable to shareholders of record as of December 31, 2019;[1]

•	Net asset value per share for the quarter ended September 30, 2019 was $16.98 as compared to $17.21 as of June 30, 2019;

•

Gross originations were $172.5 million, comprised almost exclusively of first lien debt investments. Sales and repayments activity totaled $240.7 million, including $82.3 million from junior debt investments;

•

As a result, the Company continued its multi-quarter trend of improving its asset mix by increasing exposure to first lien debt investments, while reducing exposure to junior debt investments. As of September 30, 2019, first lien debt investments comprised 72% of total investments at fair value.[2]

SELECTED FINANCIAL HIGHLIGHTS

(in $ millions, except per share data)	As of September 30, 2019	As of June 30, 2019
Investment portfolio, at fair value[2]	$1,430.2	$1,533.7
Total debt outstanding[3]	$731.8	$847.3
Net assets	$684.8	$693.4
Net asset value per share	$16.98	$17.21

	Three Months Ended September 30, 2019	Three Months Ended June 30, 2019
Total investment income	$36.9	$38.4
Net investment income after taxes	$19.0	$19.1
Net increase in net assets resulting from operations	$8.9	$16.1
Net investment income per share (basic and diluted)	$0.47	$0.47
Earnings per share (basic and diluted)	$0.22	$0.40
Regular distribution per share	$0.45	$0.45

INVESTMENT ACTIVITY2

During the three months ended September 30, 2019, new investment commitments and fundings were $172.5 million and $145.5 million, respectively, including net fundings of $6.5 million in unfunded prior commitments. The new investment commitments were across ten new portfolio companies and seven existing portfolio companies. New investment commitments were comprised of 98.7% first lien debt investments. The Company had sales and repayments of $240.7 million primarily driven by the full repayment of investments in nine portfolio companies.

Summary of Investment Activity for the Three Months Ended September 30, 2019:

	New Investment Commitments		Sales and Repayments
Investment Type	$ Millions	% of Total	$ Millions	% of Total
1st Lien/Senior Secured Debt	$170.3	98.7%	$158.4	65.8%
1st Lien/Last-Out Unitranche	0.6	0.4%	56.1	23.3%
2nd Lien/Senior Secured Debt	1.6	0.9%	26.2	10.9%
Unsecured Debt	—	—%	—	—%
Preferred Stock	—	—%	—	—%
Common Stock	—	—%	—	—%

Total	$172.5	100.0%	$240.7	100.0%

PORTFOLIO SUMMARY2

As of September 30, 2019, the Company’s investment portfolio had an aggregate fair value of $1,430.2 million, comprised of investments in 102 portfolio companies operating across 35 different industries. The investment portfolio on a fair value basis was comprised of 92.5% in senior secured debt investments (74.9% in first lien debt (including 2.5% in first lien/last-out unitranche debt) and 17.6% in second lien debt), 0.5% in unsecured debt, 3.5% in preferred stock and 3.5% in common stock.

Summary of Investment Portfolio as of September 30, 2019:

	Investments at Fair Value
Investment Type	$ Millions	% of Total
1st Lien/Senior Secured Debt	$1,036.8	72.4%
1st Lien/Last-Out Unitranche	35.3	2.5%
2nd Lien/Senior Secured Debt	251.2	17.6%
Unsecured Debt	7.1	0.5%
Preferred Stock	49.7	3.5%
Common Stock	50.1	3.5%

Total	$1,430.2	100.0%

As of September 30, 2019, the weighted average yield of the Company’s total investment portfolio at amortized cost and fair value was 8.3% and 8.9%, respectively, as compared to 8.7% and 9.4%, respectively, as of June 30, 2019. The weighted average yield of the Company’s total debt and income producing investments at amortized cost and fair value was 9.1% and 9.7%, respectively, versus 9.8% and 10.5%, respectively, as June 30, 2019.4

As of September 30, 2019, 97.9% of the Company’s debt investments on a fair value basis bore interest at a floating rate.5

As of September 30, 2019, the weighted average net debt/EBITDA of the companies in the Company’s investment portfolio was 5.4x versus 5.5x as of June 30, 2019. The weighted average interest coverage of companies comprising interest-bearing investments in the investment portfolio was 2.4x versus 2.3x as of June 30, 2019. The median EBITDA of the portfolio companies was $37.7 million versus $35.9 million as of June 30, 2019.6

As of September 30, 2019, investments on non-accrual status represented 1.0% and 1.4% of the total investment portfolio at fair value and amortized cost, respectively.

RESULTS OF OPERATIONS

Total investment income for the three months ended September 30, 2019 and June 30, 2019 was $36.9 million and $38.4 million, respectively. The decrease in investment income was primarily driven by a decrease in prepayment-related income. The $36.9 million of total investment income was comprised of $35.1 million from interest income, original issue discount accretion, payment-in-kind income and dividend income, $1.3 million from prepayment-related income and $0.5 million from other income.7

Total expenses before taxes for the three months ended September 30, 2019 and June 30, 2019 were $17.4 million and $18.9 million, respectively. The $1.5 million decrease in expenses was primarily driven by a decrease in incentive fees. The $17.4 million of total expenses before taxes were comprised of $9.9 million of interest and other debt expenses, $3.8 million of management fees, $2.3 million of incentive fees and $1.4 million of other operating expenses.

Net investment income after taxes for the three months ended September 30, 2019 was $19.0 million, or $0.47 per share, as compared with $19.1 million, or $0.47 per share per share for the three months ended June 30, 2019.

During the three months ended September 30, 2019, the Company had net realized and unrealized gains (losses) of $(10.1) million.

Net increase in net assets resulting from operations for the three months ended September 30, 2019 was $8.9 million, or $0.22 per share.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2019, the Company had $731.8 million of total principal amount of debt outstanding, comprised of $576.8 million of outstanding borrowings under its revolving credit facility and $155.0 million of convertible notes.8 The combined weighted average interest rate on debt outstanding was 4.35% for the nine months ended September 30, 2019. As of September 30, 2019, the Company had $216.2 million of availability under its revolving credit facility and $11.1 million in cash and cash equivalents.

The Company’s average and ending debt to equity leverage ratio was 1.22x and 1.07x, respectively, for the three months ended September 30, 2019, as compared with 1.11x and 1.22x, respectively, for the three months ended June 30, 2019.9

CONFERENCE CALL

The Company will host an earnings conference call on Friday, November 8, 2019 at 9:00 am Eastern Time. All interested parties are invited to participate in the conference call by dialing (866) 884-8289; international callers should dial +1 (631) 485-4531; conference ID 6266975. All participants are asked to dial in approximately 10-15 minutes prior to the call, and reference “Goldman Sachs BDC, Inc.” when prompted. For a slide presentation that the Company may refer to on the earnings conference call, please visit the Investor Resources section of the Company’s website at www.goldmansachsbdc.com. The conference call will be webcast simultaneously on the Company’s website. An archived replay of the call will be available from approximately 12:00pm Eastern Time on November 8, 2019 through December 8, 2019. To hear the replay, participants should dial (855) 859-2056; international callers should dial +1 (404) 537-3406; conference ID 6266975. An archived replay will also be available on the Company’s webcast link located on the Investor Resources section of the Company’s website.

Please direct any questions regarding the conference call to Goldman Sachs BDC, Inc. Investor Relations, via e-mail, at gsbdc-investor-relations@gs.com.

ENDNOTES

[1]	The $0.45 per share dividend is payable on January 15, 2020 to holders of record as of December 31, 2019.
[2]

The discussion of the investment portfolio of the Company excludes its investment in a money market fund managed by an affiliate of The Goldman Sachs Group, Inc. As of September 30, 2019, the Company did not have an investment in the money market fund.

[3]	Total debt outstanding excludes netting of debt issuance costs of $4.1 million and $4.5 million, respectively, as of September 30, 2019 and June 30, 2019.
[4]

Computed based on the (a) annual actual interest rate or yield earned plus amortization of fees and discounts on the performing debt and other income producing investments as of the reporting date, divided by (b) the total performing debt and other income producing investments (excluding investments on non-accrual) at amortized cost or fair value, respectively. This calculation excludes exit fees that are receivable upon repayment of the loan.

[5]

The fixed versus floating composition has been calculated as a percentage of performing debt investments measured on a fair value basis, including income producing stock investments and excludes investments, if any, placed on non-accrual.

[6]

For a particular portfolio company, we calculate the level of contractual indebtedness net of cash (“net debt”) owed by the portfolio company and compare that amount to measures of cash flow available to service the net debt. To calculate net debt, we include debt that is both senior and pari passu to the tranche of debt owned by us but exclude debt that is legally and contractually subordinated in ranking to the debt owned by us. We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual rights of repayment of the tranche of debt owned by us relative to other senior and junior creditors of a portfolio company. We typically calculate cash flow available for debt service at a portfolio company by taking net income before net interest expense, income tax expense, depreciation and amortization (“EBITDA”) for the trailing twelve month period. Weighted average net debt to EBITDA is weighted based on the fair value of our debt investments and excluding investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

For a particular portfolio company, we also calculate the level of contractual interest expense owed by the portfolio company, and compare that amount to EBITDA (“interest coverage ratio”). We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual interest obligations of the portfolio company. Weighted average interest coverage is weighted based on the fair value of our performing debt investments and excluding investments where interest coverage may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Median EBITDA is based on our debt investments and excluding investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Portfolio company statistics are derived from the financial statements most recently provided to us of each portfolio company as of the reported end date. Statistics of the portfolio companies have not been independently verified by us and may reflect a normalized or adjusted amount. As of September 30, 2019 and June 30, 2019, investments where net debt to EBITDA may not be the appropriate measure of credit risk represented 23.0% and 18.4%, respectively, of total debt investments at fair value. Portfolio company statistics are derived from the financial statements most recently available to us of each portfolio company as of the respective reported end date. Portfolio company statistics have not been independently verified by us and may reflect a normalized or adjusted amount.

[7]

Interest income excludes prepayment premiums, accelerated accretion of upfront loan origination fees and unamortized discounts. Prepayment related income includes prepayment premiums and accelerated accretion of upfront loan origination fees and unamortized discounts.

[8]

The Company’s revolving credit facility has debt outstanding denominated in currencies other than U.S. Dollars (“USD”). These balances have been converted to USD using applicable foreign currency exchange rates as of September 30, 2019. As a result, the revolving credit facility’s outstanding borrowings and the available debt amounts may not sum to the total debt commitment amount.

[9]

The average debt to equity leverage ratio has been calculated using the average daily borrowings during the quarter divided by average net assets, adjusted for equity contributions. The ending and average debt to equity leverage ratios exclude unfunded commitments.

Goldman Sachs BDC, Inc.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share amounts)

	September 30, 2019 (unaudited)	December 31, 2018
Assets
Investments, at fair value
Non-controlled/non-affiliated investments (cost of $1,309,829 and $1,155,641, respectively)	$1,279,441	$1,129,036
Non-controlled affiliated investments (cost of $77,073 and $143,700, respectively)	71,379	126,089
Controlled affiliated investments (cost of $87,500 and $126,217, respectively)	79,335	120,319
Cash	11,102	6,113
Receivable for investments sold	94	47
Unrealized appreciation on foreign currency forward contracts	179	89
Interest and dividends receivable from non-controlled/affiliated investments and non- controlled/non-affiliated investments	7,575	6,969
Dividend receivable from controlled affiliated investments	—	2,550
Deferred financing costs	4,790	5,436
Deferred offering costs	248	165
Other assets	566	163

Total assets	$1,454,709	$1,396,976

Liabilities
Debt (net of debt issuance costs of $4,094 and $5,318, respectively)	$727,742	$659,101
Interest and other debt expenses payable	3,987	2,428
Management fees payable	3,766	3,434
Incentive fees payable	2,339	—
Distribution payable	18,152	18,102
Payable for investments purchased	10,830	—
Directors’ fees payable	109	—
Accrued offering costs	39	2
Accrued expenses and other liabilities	2,906	4,017

Total liabilities	$769,870	$687,084

Commitments and Contingencies
Net Assets
Preferred stock, par value $0.001 per share (1,000,000 shares authorized, no shares issued and outstanding)	$—	$—
Common stock, par value $0.001 per share (200,000,000 shares authorized, 40,337,930 and 40,227,625 shares issued and outstanding as of September 30, 2019 and December 31, 2018, respectively)	40	40
Paid-in capital in excess of par	804,326	802,216
Distributable earnings	(118,106)	(90,943)
Allocated income tax expense	(1,421)	(1,421)

TOTAL NET ASSETS	$684,839	$709,892

TOTAL LIABILITIES AND NET ASSETS	$1,454,709	$1,396,976

Net asset value per share	$16.98	$17.65

Goldman Sachs BDC, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Investment Income:
From non-controlled/non-affiliated investments:
Interest income	$34,246	$30,322	$100,528	$91,340
Payment-in-kind	284	672	760	672
Other income	499	508	2,020	1,481

Total investment income from non-controlled/non-affiliated investments	35,029	31,502	103,308	93,493
From non-controlled affiliated investments:
Payment-in-kind	181	2,028	926	5,931
Interest income	871	889	2,065	1,936
Dividend income	58	86	143	103
Other income	18	11	40	26

Total investment income from non-controlled affiliated investments	1,128	3,014	3,174	7,996
From controlled affiliated investments:
Payment-in-kind	594	467	1,694	1,273
Interest Income	105	—	168	—
Dividend income	—	3,000	3,450	8,000

Total investment income from controlled affiliated investments	699	3,467	5,312	9,273

Total investment income	$36,856	$37,983	$111,794	$110,762

Expenses:
Interest and other debt expenses	$9,896	$6,432	$27,850	$18,328
Management fees	3,766	3,255	11,044	12,537
Incentive fees	2,339	4,962	6,976	13,988
Professional fees	735	580	2,066	2,308
Administration, custodian and transfer agent fees	249	230	728	693
Directors’ fees	117	118	344	336
Other expenses	323	412	1,092	1,091

Total expenses	$17,425	$15,989	$50,100	$49,281

NET INVESTMENT INCOME BEFORE TAXES	$19,431	$21,994	$61,694	$61,481

Income tax expense, including excise tax	$459	$428	$1,350	$1,017

NET INVESTMENT INCOME AFTER TAXES	$18,972	$21,566	$60,344	$60,464

Net realized and unrealized gains (losses) on investment transactions:
Net realized gain (loss) from:
Non-controlled/non-affiliated investments	$22	$(1)	$(33,270)	$1,766
Non-controlled affiliated investments	(7,217)	—	(7,217)	9
Controlled affiliated investments	12	—	(661)	—
Foreign currency forward contracts	39	—	91	—
Foreign currency transactions	(12)	(182)	(28)	(182)
Net change in unrealized appreciation (depreciation) from:
Non controlled/non-affiliated investments	(9,554)	(1,985)	(3,783)	(2,769)
Non-controlled affiliated investments	8,833	75	11,917	(2,402)
Controlled affiliated investments	(3,813)	(481)	(2,267)	(1,530)
Foreign currency forward contracts	57	2	90	2
Foreign currency translations	1,561	171	1,856	171

Net realized and unrealized gains (losses)	$(10,072)	$(2,401)	$(33,272)	$(4,935)
(Provision) benefit for taxes on realized gain/loss on investments	—	—	121	(446)
(Provision) benefit for taxes on unrealized appreciation/depreciation on investments	—	(146)	52	(146)

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$8,900	$19,019	$27,245	$54,937

Net investment income per share (basic and diluted)	$0.47	$0.54	$1.50	$1.51
Earnings per share (basic and diluted)	$0.22	$0.47	$0.68	$1.37
Weighted average shares outstanding	40,332,542	40,192,683	40,297,158	40,171,874

ABOUT GOLDMAN SACHS BDC, INC.

Goldman Sachs BDC, Inc. is a specialty finance company that has elected to be regulated as a business development company under the Investment Company Act of 1940. GS BDC was formed by The Goldman Sachs Group, Inc. (“Goldman Sachs”) to invest primarily in middle-market companies in the United States, and is externally managed by Goldman Sachs Asset Management, L.P., an SEC-registered investment adviser and a wholly-owned subsidiary of Goldman Sachs. GS BDC seeks to generate current income and, to a lesser extent, capital appreciation primarily through direct originations of secured debt, including first lien, first lien/last-out unitranche and second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments. For more information, visit www.goldmansachsbdc.com. Information on the website is not incorporated by reference into this press release and is provided merely for convenience.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. These statements represent the Company’s belief regarding future events that, by their nature, are uncertain and outside of the Company’s control. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Goldman Sachs BDC, Inc.

Investor Contact: Katherine Schneider, 212-902-3122

Media Contact: Patrick Scanlan, 212-902-6164

Source: Goldman Sachs BDC, Inc.